                                                                   EXHIBIT 10.11

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                             ANTHILL INCORPORATED,

                                   AS SELLER,

                                      AND

                              QUALIX GROUP, INC.,

                                    AS BUYER


                            DATED AS OF MAY 1, 1996

                               TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Article I -  Purchase and Sale of Assets................................    1
        1.1  Description of Assets to be Acquired.......................    1
        1.2  Excluded Assets............................................    2
        1.3  Non-Assignment of Certain Contracts........................    2

Article II - Liabilities Assumed and Not Assumed........................    3
        2.1  Liabilities Assumed........................................    3
        2.2  Liabilities Not Assumed....................................    3

Article III- Purchase Price.............................................    3
        3.1  Consideration..............................................    3
        3.2  Amount.....................................................    3
        3.3  Payment of Purchase Price..................................    4
        3.4  Acceleration of Fixed Payments.............................    4
        3.5  Contingent Payments........................................    4
        3.6  Audit......................................................    5
        3.7  Security Interest..........................................    5

Article IV - Representations and Warranties.............................    6
        4.1  Representations of Buyer...................................    6
        4.2  Representations of Seller..................................    7
        4.3  Disclaimer of Warranties...................................   12

Article V - Covenants...................................................   12
        5.1  Covenants Against Disclosure...............................   12
        5.2  Documents and Records......................................   13
        5.3  Post-Closing Access By Seller to Information...............   13
        5.4  Injunctive Relief..........................................   13
        5.5  Employment by Buyer/Employee and Facility Transition.......   14
        5.6  Non-Competition............................................   14
        5.7  January Agreement..........................................   15
        5.8  Closing Conditions.........................................   15
        5.9  No Shop; Deposit...........................................   15
        5.10 Promotion of Software......................................   15

Article VI - Closing....................................................   16
        6.1  Time of Closing............................................   16
        6.2  Deliveries by Seller.......................................   16
        6.3  Deliveries by Buyer........................................   17
        6.4  Further Assurances.........................................   17

Article VII - Conditions Precedent To Obligations.......................   17
        7.1  Conditions to Obligations of Buyer.........................   17
        7.2  Conditions to Obligations to Seller........................   18

Article VIII - Indemnification..........................................   19
        8.1  Survival of Representations, Warranties and Agreements.....   19
        8.2  Indemnification............................................   20
        8.3  Infringement Claims........................................   20

Article IX - Termination................................................   20
        9.1  Termination by any Party...................................   20
        9.2  Termination by Buyer.......................................   21

Article X - Miscellaneous Provisions....................................   21
        10.1  Arbitration...............................................   21
        10.2  Notice....................................................   21
        10.3  Entire Agreement..........................................   22
        10.4  Binding Effect; Assignment................................   22
        10.5  Captions..................................................   22
        10.6  Expenses of Transaction; Taxes............................   22
        10.7  Waiver, Consent...........................................   23
        10.8  No Third-Party Beneficiaries..............................   23
        10.9  Counterparts..............................................   23
        10.10  Severability.............................................   23
        10.11  Remedies of Buyer........................................   23
        10.12  Governing Law and Jurisdiction...........................   23
                             ----------------
        10.13  Attorney's Fees..........................................   24
        10.14  Termination of Letter of Intent..........................   24
        10.15  Allocation of Purchase Price.............................   24



Exhibits  A    RDF Specifications
--------
          B    Security Agreement
          C    Proprietary Information and Inventions Agreement
          D-1  Employment Agreement with Abbott
          D-2  Employment Agreement with Sesow
          E    Seller's Counsel Opinion
          F    Buyer's Counsel Opinion

Schedules      1.1(b)  Government Franchises
---------
               1.1(c)  Technology
               1.1(d)  Contracts
               1.1(e)  Capital Assets
               1.2     Excluded Assets
               4.2     Seller's Exceptions
               4.2(j), (i)  Options
               4.2(l)  Other Agreements
               4.2(q)  Consents Required
               10.15   Purchase Price Allocation

                            ASSET PURCHASE AGREEMENT
                            ------------------------

          THIS AGREEMENT dated as of May 1, 1996 by and between ANTHILL INCORPORATED, a Colorado corporation, d/b/a AUTOMATED NETWORK TECHNOLOGIES, ("Seller") and QUALIX GROUP, INC., a Delaware corporation ("Buyer").

                                  ARTICLE I
                         PURCHASE AND SALE OF ASSETS

       1.1 Description of Assets to be Acquired. Subject to this Agreement,
           ------------------------------------
at the Time of Closing (as defined in Section 6.1), Seller agrees to convey, sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, all right, title and interest existing now or at any time hereafter through the Time of Closing in or to the assets, properties and rights of or relating to or used at any time in the Business (meaning any portion or aspect of Seller's business relating to the software known as METIOR, SCSI Media Changer Software, SCSI Optical Disk Driver Software, and RDF Software (collectively, the "Software")), of every kind, nature and description, personal, tangible and intangible, wherever located, including the items described in subparagraphs (a) through (j) below, but specifically excluding the Excluded Assets (as defined in Section 1.2). "RDF Software" means the Product as defined in the agreement dated January 9, 1996 between Buyer and Seller (the "January Agreement") and as more particularly described in the specifications dated April 23, 1996 that are attached hereto as Exhibit A (the "RDF Specifications"). "Software" includes all source code and object code and related documentation owned or licensed from third parties by Seller, in any and all languages, and such other versions of such programs currently under development by Seller, including the software listed on Schedule 1.1(c) attached hereto or such software's predecessors or potential successors or any other computer program that performs similar functions.

          (a) Marketing materials, training materials, office and reference manuals and similar items associated with the Business.

          (b) All franchises, licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by Seller necessary or incidental to the conduct of the Business (the "Permits") (to the extent the same are transferable); a description of all such franchises, licenses, permits, consents and certificates will be included in
Schedule 1.1(b).

          (c) All inventions, trade secrets, formulae, process engineering, algorithms, technical data, art works, schematic drawings, secret processes, engineering drawings, interfaces, works of authorship, proprietary rights, intellectual property rights, proprietary knowledge, know-how, computer software and programming know-how (including source code, object code, on-line files, documentation, testing materials, reports, etc.), product plans, software development tools, marks, trademarks, names, symbols, service marks, logos, copyrights, and patents and all applications (and rights to file applications) therefore, registrations (and right to file registrations) thereof and licenses in respect thereof necessary to or related to the Business (the "Technology"); major items of Technology and all patents, all trademarks and servicemarks, and all registrations and applications of any type included with "Technology" will be described on
Schedule 1.1(c).

          (d) All contracts, agreements, contract rights, license agreements, purchase and sales orders, quotations and other executory rights of Seller and commitments of third parties entered into in connection with the Business, including those listed on Schedule 1.1(d) (the "Contracts").

          (e) All capital equipment and capital assets associated with the conduct of the Business (the "Capital Assets"); all such Capital Assets with a book value of at least $500 are listed or identified by category on Schedule 1.1(e).

          (f) All books of account, customer and supplier lists, including addresses, drawings, files, papers and records, relating to the Business.

          (g) All inventory relating to the Business (the "Inventory").

          (h) All causes of action, judgments and claims or demands in favor of Seller, of whatever kind or description, arising out of or relating to the Business.

          (i) All lease and rent deposits and prepaid expenses relating to the Business.

          (j) All goodwill, if any, associated with the Business.

     The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets." The "Assets" do not include the Excluded Assets. Except with respect to the Contracts, the failure of any item to appear on a schedule that purports to list all Assets of that type shall have no effect on the classification of that item as an Asset. Notwithstanding anything else, Buyer shall not be liable or obligated with respect to any liability, obligation or commitment with respect to any of the foregoing except as expressly provided in Section 2.1 below.

       1.2  Excluded Assets. Notwithstanding the provisions of Section 1.1
            ---------------
hereof, the Assets to be transferred to Buyer pursuant to this Agreement do not include (i) cash or cash equivalents or (ii) receivables generated from sales or licenses of the Software that were completed before May 1, 1996 or
(iii) the assets listed on Schedule 1.2 (collectively, the "Excluded Assets").

       1.3  Non-Assignment of Certain Contracts. Notwithstanding anything to
            -----------------------------------
the contrary in this Agreement, to the extent that the assignment hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall, at its own expense, use commercially reasonable efforts to obtain the consent of such other party to an assignment to Buyer.

                                 ARTICLE II
                     LIABILITIES ASSUMED AND NOT ASSUMED

       2.1  Liabilities Assumed.  Buyer hereby agrees as of the Time of Closing
            -------------------
to assume, satisfy or perform when due all liabilities and obligations of Seller in respect of the Contracts specifically identified on Schedule 1.1(d) to the extent (but only to the extent) each of such obligations arise after the Time of Closing (the "Assumed Liabilities"), excluding (i) obligations relating to breach, if any, of the Contracts occurring prior to the Closing;
(ii) debts relating to services rendered, but not paid for, as of the Time of Closing; (iii) indemnification obligations; (iv) warranty claims which arose prior to Closing; and (v) warranty claims with respect to the Reynolds and Reynolds Software License and Development Agreement.

       2.2  Liabilities Not Assumed.  With the exception of the Assumed
            -----------------------
Liabilities, Buyer shall not, by the execution, delivery and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of acts of occurrences prior to, at or after the date hereof. Without limiting the generality of the foregoing, Seller shall remain liable for all liabilities and obligations to Seller's personnel with respect to payroll, overtime, accrued vacation time, holiday time, severance arrangements or workers' compensation of any nature which are accrued but unpaid as of the Time of Closing or which accrue as a result of the consummation of the transactions contemplated herein.

                                 ARTICLE III
                               PURCHASE PRICE

       3.1  Consideration.  In consideration and full payment for the Assets and
            -------------
the Covenant, Buyer will pay the purchase price set forth in Sections 3.2 and 3.5, subject to acceleration in accordance with Section 3.4 and termination as set forth in Section 3.5.

       3.2  Amount. The purchase price ("Purchase Price") for the Assets and
            ------
the Covenant shall be (i) a cash payment of $175,000, including a cash deposit of $34,000 (the "Cash Payment"), (ii) four cash payments of $125,000 each (each such payment a "Fixed Payment"), and (iii) the Contingent Payments (as defined in Section 3.5).

       3.3  Payment of Purchase Price. The Cash Payment, less deposits of
            -------------------------
$34,000 made by Buyer to Seller, shall be payable at the Closing (as defined in Section 6.1) by cash or other good funds or by wire transfer. To the extent that there are loan obligations for Seller (the "Seller Loans") to third parties (the "Lenders") (including Small Business Administration loans) outstanding as of the Time of Closing, Buyer may pay all or part of the Cash Payment due at Closing directly to the Lenders in payment of the Seller Loans. Subject to Section 3.4, Fixed

Payments shall be payable by check or wire transfer on the first, second, third and fourth anniversaries of the Closing. Contingent Payments shall be payable as set forth in Section 3.5.

       3.4  Acceleration of Fixed Payments. Pursuant to Section 5.5, Harold
            ------------------------------
Abbott ("Abbott") and Timothy Sesow ("Sesow"), who are currently employees of Seller, will become employees of Buyer upon the Closing.

          (a) In the event (i) neither Abbott nor Sesow has voluntarily terminated his employment with Buyer, or has been terminated for cause, as of the second anniversary of the Closing and (ii) the cumulative license revenue (the "ANT Team Revenue") Buyer receives with respect to the Software and new products developed by Abbott, Sesow and/or other employees of Seller who are hired by Buyer (the "ANT Team") while employed by, and for the benefit of, Buyer exceeds $735,000 as of the second anniversary of the Closing, the Fixed Payment ordinarily payable on the fourth anniversary of the Closing will be payable on the second anniversary of the Closing. ANT Team Revenue shall be calculated according to the usual accounting principles applied by Buyer and shall exclude returns, credits, warranty costs, maintenance and support revenues, and Mountain Gate Revenues (as defined in the Employment Agreements referred to in Section 5.5).

          (b) (i) In the event (i) neither Abbott nor Sesow has voluntarily terminated his employment with Buyer, or has been terminated for cause, as of the second anniversary of the Closing and (ii) the ANT Team Revenue exceeds $1,500,000 as of the second anniversary of the Closing, the Fixed Payments ordinarily payable on the third and fourth anniversaries of the Closing will be payable on the second anniversary of the Closing.

       3.5   Contingent Payments.
             -------------------

          (a) Buyer shall pay Seller (the "Contingent Payments") 2 1/2% of the license revenue received by Buyer for each METIOR Storage Management Product ("MSMP") Software , SCSI Optical Disk Driver Software and SCSI Media Changer Software license sold by Buyer from the Time of Closing through the fourth anniversary of the Closing, excluding returns, credits, warranty costs and maintenance and support revenues; provided, however, that the Contingent Payments shall not exceed $300,000 in the aggregate. Contingent Payments shall be made within thirty (30) days after the end of each calendar year and shall be accompanied by Buyer's standard reports for similar obligations.

          (b) (i) In the event that either Abbott or Sesow (1) voluntarily terminates his employment with Buyer, (2) dies or is disabled for 90 days or more and is unable to substantially perform his normal duties, or (3) is terminated for cause prior to December 31, 1999 (each such event a "Termination"), a percentage of the obligation to pay any Contingent Payments shall terminate according to the following schedule:

              (A) If either Abbott's or Sesow's Termination occurs after the first anniversary of the Closing, the rate for Contingent Payments shall change to 1 1/4%, effective the December 31 preceding the date of termination, but the maximum amount of Contingent Payments shall remain at $300,000.

              (B) If either Abbott's or Sesow's Termination occurs before the first anniversary of the Closing, the rate for Contingent Payments shall change to .625%, effective December 31, 1996, but the maximum amount of Contingent Payments shall remain at $300,000.

              (C) In the event that both Abbott's and Sesow's Termination occurs, Buyer's obligation to pay any Contingent Payments shall terminate effective December 31 of the calendar year preceding the later of the two Termination dates.

          (ii) If a Termination occurs, Contingent Payments that have accrued on or before December 31 of the year preceding the date of Termination with respect to license revenues received by Buyer during such preceding year, but that have not yet been paid to Seller, shall be paid to Seller promptly after such Termination. However, nothing contained in this Section shall limit or impair Buyer's offset rights pursuant to Section 8.3.

       3.6  Audit. Buyer agrees that Seller, at Seller's expense, shall, no
            -----
more than once per calendar year, and upon no less than thirty (30) days prior written notice to Buyer, have the right to have independent certified public accountants reasonably acceptable to Buyer audit the books, records, state sales tax returns and accounts of Buyer. In the event the audit discloses an understatement of ANT Team Revenue such that payment of a Fixed Payment should have been accelerated pursuant to Section 3.4, but was not accelerated, Buyer shall, within ten (10) days after receipt of the audit report, pay Seller such Fixed Payment, and reimburse Seller for all actual costs of the audit, including travel, lodging and wages, reasonably incurred. In the event the audit discloses an understatement by more than 3% of Contingent Payments due to Seller for any period or periods, Buyer shall, within ten (10) days after the receipt of the audit report, pay Seller the indicated amount of the understated Contingent Payments, and reimburse Seller for such actual audit costs. Such accountants shall execute a confidentiality agreement reasonably acceptable to Buyer as a condition of being allowed access to Buyer's information.

       3.7  Security Interest. In order to secure the timely payment of the
            -----------------
Fixed Payments by Buyer, Buyer agrees to grant Seller a security interest in the Software (but not in derivatives or modifications thereof or in receivables generated from sales and licenses of the Software before the date of Buyer's default in payment) pursuant to the security agreement in the form attached hereto as Exhibit B (the "Security Agreement"). The Security
                   ---------
Agreement shall provide that Buyer shall have the right, with Seller's prior written consent, to substitute collateral for the Software. Concurrently with such substitution, Seller shall release its interest in the Software.

                                 ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES
       4.1  Representations of Buyer.  Buyer hereby represents to Seller that:
            ------------------------

          (a) Organization. It is a corporation duly organized, validly
              ------------
existing and, upon payment of Delaware corporate franchise taxes for 1995, will be in good standing under the laws of Delaware.

          (b) Authorization.  It has full corporate power and authority to enter
              -------------
into this Agreement and the related agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. It has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and this Agreement constitutes its valid and binding obligation enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally.

          (c) Compliance with other Instruments. Its execution and delivery of
              ---------------------------------
this Agreement, the consummation of the transactions contemplated hereby and the compliance with the terms hereof by it do not, or as of the time of Closing will not, conflict with or result in a breach of any terms of, or constitute a default under, its Certificate of Incorporation or Bylaws, or any material agreement, obligation or instrument to which it is a party or by which it is bound.

          (d) Litigation. There is no claim, litigation, investigation,
              ----------
inquiry, action, suit or proceeding, administrative or judicial, pending or, to the best of Buyers knowledge, threatened against Buyer, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which might have a material adverse effect on its ability to perform any of its obligations under this Agreement.

          (e) Governmental Consents.  No consent, approval, order or
              ---------------------
authorization of registration, qualification, designation, declaration or filing with any governmental authority is required by it in connection with the consummation of the transactions contemplated hereby.

          (f) Broker Fees.  It is not obligated to pay any fees or expenses of
              -----------
any broker or finder in connection with this Agreement or the transactions contemplated hereby, except that Buyer shall be responsible for paying any fees or expenses that may be payable to Jonathan Huie.

          (g) Financial Information.  Buyer has delivered to Seller its most
              ---------------------
recent audited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes thereto) as of June 30, 1995, and for the fiscal year then ended and unaudited financial statements for the period ended December 31, 1995 (the "Financial Statements"). The Financial Statements fairly present the financial condition and operating results of Buyer and its business as of the dates, and for the periods, indicated therein, subject in the case of unaudited financial statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, Buyer has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the last Financial Statements referred to above and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Buyer or its business.

          (h)  Complete Disclosure.  No representation or warranty by Buyer in
               -------------------
this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Seller by Buyer pursuant to or in connection with this Agreement or in connection with the transactions contemplated hereby, when read together and taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

       4.2  Representations of Seller.  Except as otherwise set forth in
            -------------------------
Schedule 4.2 hereto, Seller hereby represents and warrants to Buyer that:

          (a) Organization.  Seller is a corporation duly organized, validly
              ------------
existing and in good standing under the laws of the State of Colorado.

          (b) Authorization of Seller.  Following approval by the shareholders
              -----------------------
of Seller, which approval will be obtained prior to Closing, (i) Seller will have full corporate power and authority to enter into this Agreement and the related agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (ii) Seller will have taken all necessary and appropriate corporate and stockholder action with respect to the execution and delivery of this Agreement and the related agreements; and (iii) this Agreement and the related agreements will constitute valid and binding obligations of Seller, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors' rights and remedies generally.

          (c) Financial Information.  The Seller has delivered to Buyer its
              ---------------------
unaudited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes thereto) at March 14, 1996 and for the fiscal year then ended, and its unaudited financial statements (balance sheet and profit and loss statement) as at and for the 12-month periods ended December 31, 1994 and 1995, (the "Financial Statements"). The Financial Statements fairly present the financial condition and operating results of Seller and the Business as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, Seller has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the last Financial Statements referred to above and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Seller or the Business.

          (d) Absence of Certain Changes and Events.  Since the date of the
              -------------------------------------
latest Financial Statements referred to in Section 4.2.(c) above, there has not been any material adverse change in the financial condition, results of operation, assets, liabilities, business or prospects of the Business or the Assets or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change.

          (e) Conduct of Business.  Since the date of the latest Financial
              -------------------
Statement referred to in Section 4.2(c), Seller has conducted the Business diligently in the ordinary course thereof (subject to the limitations set forth in this Agreement) and used reasonable commercial efforts to preserve intact the organization and value of the Business and the good will of its customers, suppliers and others having business relations with it.

          (f) Undisclosed Liabilities.  To Seller's actual knowledge, there are
              -----------------------
no debts, liabilities or obligations with respect to the Business or to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent or otherwise, greater than $5,000, except those arising under the Contracts set forth in Schedule 1.1(d);

          (g) Taxes.  To the best of Seller's actual knowledge, all taxes of any
              -----
type imposed by any taxing authority, that are due or payable by Seller with respect to the Business, and all interest and penalties thereon, whether disputed or not, and which would result in the imposition of a lien, claim or encumbrance on the Assets or against Buyer, other than taxes which are not yet due and payable, have been paid in full, all tax returns required `to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been duly made. All such federal and state tax returns have been duly and timely filed. To the best of Seller's actual knowledge, Seller is not delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit which would result in the imposition of a lien, claim or encumbrance on the Assets or against Buyer. Seller has not received notice of a tax deficiency or claim outstanding, proposed or assessed against it. To the best of Seller's actual knowledge, there is no basis for any such deficiency or claim which would result in the imposition of any lien, claim or encumbrances on the Assets or against Buyer.

          (h) Compliance With Law.  To the best of its actual knowledge, Seller
              -------------------
has complied and is in compliance with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Business including without limitation all export control laws. To the best of its actual knowledge, Seller has been granted any and all licenses, permits (temporary and otherwise), authorization and approvals from federal, state, local and foreign government regulatory bodies necessary to carry on the Business as currently conducted, all of which are currently valid and in full force and effect. There is no order issued, investigation or proceeding pending of which Seller has received notice or, to the best of Seller's actual knowledge, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to the Business.

          (i) Governmental Consents.  No consent, approval, order or
              ---------------------
authorization of, or registration, qualification, designation, declaration or filing with any federal, state, local or provincial governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder.

          (j) (i) Proprietary Rights. Schedule 1.1 (c) sets forth all
                  ------------------
significant Technology that is used or has been used in connection with the Business. The Technology includes all patent rights, trademarks, service marks, copyrights, trade secrets, rights, and other intellectual property and proprietary rights necessary for the Business as now and proposed to be conducted without any conflict with or infringement upon the rights of others. Seller is the sole owner of all right, title and interest in and to all Technology free and clear of all liens, encumbrances, claims, rights of use and restrictions whatsoever. Except as set forth on Schedule 4.2(j), (i) there are no outstanding options, licenses, or agreements of any kind relating to the Technology nor are there any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, rights, or other intellectual property or other proprietary rights of any other person or entity which relate to the Business and (ii) other than distribution of standard object code copies of its products in the ordinary course of business, there has been no disposition, license or disclosure of the Technology.

     To the best of Seller's knowledge, neither the Technology nor anything used in connection with the Business, now or in the past, infringes or infringed or will infringe upon any rights or intellectual property of any other person, firm, corporation or other entity. There is not pending or threatened any claim or litigation against Seller contesting the right of Seller to use the Technology or anything else used in connection with the Business.

     The documentation of such Technology is current, accurate and sufficient in detail and content to identify it and permit its full and proper use by Buyer without reliance on the special knowledge of others.

     Seller has taken reasonable security measures to protect the secrecy, confidentiality, and value of the Technology. Any employee or other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Technology or any part thereof, or who has knowledge of or access to information relating to it, has been put on notice that the Technology is proprietary to Seller and not to be divulged or misused. Seller has used its best efforts to cause each such employee or other person to assign all of his or her rights relating to the Technology to Seller and to execute one of the forms of proprietary information and inventions agreements attached hereto as Exhibit C.
                              ---------
          (ii) The Software has been developed in a professional and workmanlike manner in accordance with reasonable industry standards. All Software except the RDF Software is complete. The RDF Software is scheduled for beta testing on the date set forth in the RDF Specifications, and Seller is not aware of anything that would prevent the RDF Software from being ready for beta testing at such time. Provided that Buyer allows the ANT Team to devote substantially full time to development of the RDF Software, the RDF Software will be complete by the date set forth in the RDF Specifications. All Software except the RDF Software performs substantially according to the specifications Seller provided to Buyer before the date of this Agreement. The RDF Software, when completed, will perform substantially according to the RDF Specifications.

     Except for the documentation of the RDF Software, the documentation of the Software is materially current, accurate, complete and sufficient in detail and content to identify and describe the Software and permit the full, proper and efficient use of the Software by Buyer without reliance on the special knowledge of others.

          (iii) There is no pending claim of which Seller has received notice or, to the best of Seller's actual knowledge, threatened claim or assertion that, if it were true, would be contrary to or inconsistent with anything in this Section 4.2(j) and Seller is not aware of any basis or alleged basis for any such claim or assertion.

          (k) Restrictive Documents or Orders.  To the best of Seller's actual
              -------------------------------
knowledge, Seller is not a party to or bound under any agreement, contract, order, judgment or decree, or any similar restriction not of general application which materially adversely affects, or reasonably could be expected to materially adversely affect (i) the continued operation by Buyer of the Business after the Time of Closing on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.

          (l) Contracts and Commitments.  There are no contracts, commitments,
              -------------------------
leases, permits, and other instruments (written or oral) binding upon Seller with respect to the Business except as set forth in Schedules 1.1(c), 1.1(d), 1.1(e) and 4.2(l). Prior to the Time of Closing and as promptly as reasonably possible after the date of this Agreement, Seller will have delivered to Buyer true and complete copies of all such items and any amendments thereto. To the best of Seller's actual knowledge, all of Seller's contracts, commitments, leases, permits and instruments relating to the Business are in full force and effect and are valid, binding and enforceable in accordance with their respective provisions. Seller is not in default thereunder nor, to the best of Seller's actual knowledge, has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default with respect to the payment or performance of any obligation thereunder. No claim of such a default has been asserted and, to the best of Seller's actual knowledge, there is no basis or alleged basis upon which such a claim could be made. Seller has not received any notice or notices claiming any such default or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

          (m) Assets.  The Assets being transferred to Buyer include all the
              ------
assets necessary to operate the Business in the same manner as the Business was operated prior to the Time of Closing.

          (n) Title to the Property.  Seller has good and marketable title to
              ---------------------
the Assets, free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever. By virtue of the deliveries made at the Time of Closing, Buyer will obtain good and marketable title to the Assets, free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, charges, equities, clouds and restrictions of any nature whatsoever.

          (o) Litigation.  There is no claim, litigation, action, suit or
              ----------
proceeding, administrative or judicial, pending of which Seller has received notice or, to the best of Seller's knowledge, threatened against Seller or involving the Assets, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental or arbitral authority, which could have a material adverse effect on (i) the continued operation by Buyer of the Business after the Closing on substantially the same basis as theretofore operated, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) the Assets. To the best of Seller's knowledge, there is no basis or alleged basis upon which such claim, litigation, action, suit or proceeding could be brought or initiated.

          (p) No Conflict or Default.  Neither the execution and delivery of
              ----------------------
this Agreement, nor compliance with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, will violate any statue, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of the Articles of Incorporation or Bylaws of Seller or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Seller is a party or by which it or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any of the Assets, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to the Assets.

          (q) Third Party Consents.  No consent, approval, or authorization of
              --------------------
any third party on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder except for the Contracts requiring consent to assignment listed on Schedule 4.2(q) hereto.

          (r) Brokers' and Finders' Fees.  Seller is not obligated to pay any
              --------------------------
fees or expenses of any broker or finder in connection with this Agreement or the transactions contemplated hereby.

          (s) Product Warranties.  Seller has made available to Buyer copies of
              ------------------
its warranty policy and all outstanding warranties or guarantees relating to any of products with respect to the Business other than warranties or guarantees implied by law, and there are no additional liabilities pursuant to such warranties.

          (t) Customers.  Seller has provided Buyer with a list which includes
              ---------
all customers to which Seller has supplied Software during the past three (3) fiscal years. Seller has furnished Buyer with complete and accurate copies or descriptions of all current agreements with such customers. Seller is not aware of any event, happening or fact which would lead it to believe that any of said customers will not continue their current level of purchases after the Closing.

          (u) Complete Disclosure.  No representation or warranty by Seller in
              -------------------
this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Buyer by Seller pursuant to or in connection with this Agreement or in connection with the transactions contemplated hereby, when read together and taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

       4.3  Disclaimer of Warranties. Buyer acknowledges and agrees that,
            ------------------------
except as set forth elsewhere in this Agreement, the Assets are being sold "AS IS." EXCEPT AS SET FORTH ELSEWHERE IN THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO ANY ASSETS OR LIABILITIES BEING TRANSFERRED PURSUANT TO THIS AGREEMENT.

                                  ARTICLE V
                                  COVENANTS

       5.1  Covenants Against Disclosure.
             ----------------------------

          (a) Except as may be required by law, Seller agrees not to (i) disclose to any person or entity (other than Buyer) in any manner, directly or indirectly, any information or data relevant to the Business, whether of a technical or commercial nature except for disclosure prior to Closing of business data to its customers in the ordinary course of business to the extent reasonably required in the conduct of Seller's business, or (ii) use or permit or assist, by acquiescence or otherwise, any person, entity (other than Buyer) to use, in any manner, directly or indirectly, any such information or data, excepting only disclosure use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this Section 5.1 by Seller.

          (b) Except as may be required by law or necessary for its due diligence, Buyer agrees not to (i) disclose to any person or entity (other than Seller) in any manner, directly or indirectly, any information or data relevant to the Excluded Assets, and, until the Closing, the Business, whether of a technical or commercial nature, except for disclosure of business data to its customers in the ordinary course of business to the extent reasonably required in the conduct of Buyer's business, or (ii) use or permit or assist, by acquiescence or otherwise, any person, entity (other than Seller) to use, in any manner, directly or indirectly, any information or data relevant to the Excluded Assets, excepting only disclosure use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this Section 5.1 by Buyer.

          (c) The parties agree to maintain the confidentiality of the terms and conditions of this Agreement, except to the extent required by law, provided,
                                                                    --------
however, that (i) the parties may disclose the foregoing to their respective
-------
shareholders, and (ii) the parties agree to issue a mutually agreeable joint press release upon Closing. Each party will review and agree to the text of any other public announcement related to this Agreement or the transactions contemplated hereby prior to the release thereof.

       5.2   Documents and Records.
             ---------------------

          (a) In the event of termination of this Agreement prior to the Time of Closing, Seller and its representatives and Buyer and its representatives will each return to the other all documents, work papers and other material (including all copies made thereof) obtained from the other at any time in connection with the transactions contemplated hereby and will use reasonable efforts to keep confidential any such information so obtained unless such information is ascertainable from published information or available from another source.

          (b) As soon as practicable, but in any event within 10 days after Buyer's reasonable request, from and after the Closing, Seller shall deliver, or cause to be delivered, to Buyer such historical financial information and data and such other information and data concerning the operations of the Business prior to the Time of Closing, and render such cooperation as Buyer shall reasonably request.

       5.3  Post-Closing Access By Seller to Information. With respect
            --------------------------------------------
to the books and records of Seller relating to the Business prior to the Time of Closing, where there is a legitimate purpose not injurious to Buyer, including, without limitation, an audit of Seller by the Internal Revenue Service or any other taxing authority, Buyer shall allow Seller or its representatives appropriate access to such books and records during regular business hours, upon reasonable notice, subject to the confidentiality provisions of this Agreement.

       5.4  Injunctive Relief.  Seller and Buyer acknowledge and agree
            -----------------
that their respective remedies at law for any breach of their respective obligations under this Article V (except Sections 5.5 and 5.7) hereof would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Article V (except Sections 5.5, 5.7 and 5.10) without the necessity of proof of actual damage.

       5.5   Employment by Buyer/Employee and Facility Transition.
             ----------------------------------------------------

          (a) If the Closing shall occur, Buyer agrees to employ Abbott and Sesow as National Sales Manager, ANT Product Division, and Manager, Product Development, ANT Product Division, respectively, effective immediately after the Time of Closing pursuant to employment, and proprietary information and inventions agreements attached hereto as Exhibits C, D-1 and D-2.
                                         ----------  ---     ---

          (b) Buyer may offer employment to any of the other employees of Seller it shall so choose, under such terms and conditions as Buyer shall determine; Seller will use best efforts to assist Buyer in this regard and to assure an orderly and successful transition. Buyer shall not assume any obligation of Seller with respect to liabilities relating to such employees during, arising out of or related to such employees' employment with Seller, including without limitation, obligations for accrued vacation time, severance arrangements, workers' compensation or any liability for any insurance, medical or other welfare benefits.

       5.6   Non-Competition.
             ---------------
          (a) The following is deemed critical to Buyer's decision to proceed with this transaction. Commencing on the Time of Closing and continuing for a period of five (5) years thereafter (the "Effective Period"), Seller shall not engage, directly or indirectly, whether on its own account or as a stockholder (except owning up to 5% of the stock of publicly traded companies), partner, joint venture, and/or agent, of any person, firm, corporation or other entity, anywhere in the United States and the world:

              (i) Enter into or engage in any activity in or in support of HSM, High Availability, Remote Mirroring, SCSI Media Changer Software or RDF Software or any software that competes with the Software;

              (ii) Solicit customers or business patronage which results in competition with Buyer in or in support of HSM, High Availability, Remote Mirroring, SCSI Media Changer Software or RDF Software or any software that competes with the Software; or

              (iii) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any activity in or in support of HSM, High Availability, Remote Mirroring, SCSI Media Changer Software or RDF Software or any software that competes with the Software.

          (b) Without limitation, the parties agree and intend that the covenants contained in this Section 5.6 shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and each political subdivision of the United States and each other nation to which this Agreement is applicable. If, in any judicial proceeding, a court shall refuse to enforce in such action any or all of the separate covenants deemed included herein, then at the option of the Buyer, unenforceable covenants shall be deemed modified or eliminated from the provisions hereof for the purpose of such proceeding to the minimum extent necessary to permit the remaining separate covenants to be enforced in such a proceeding to the maximum possible extent.

          (c) Seller agrees that it will not at any time during the Effective Period disrupt, damage, impair or interfere with the Business, whether through negative statements; disrupting relationship with employees, customers, potential customers, agents, representatives or vendors; or otherwise.

          (d) Provided that Seller is not in default under this Agreement at such time, the Effective Period shall terminate upon a material uncured default under this Agreement by Buyer.

          5.7  January Agreement.  Effective upon the Closing, the January
               -----------------
Agreement will terminate and Buyer will no longer be obligated to make any payments to Seller (including any accrued but unpaid payments) pursuant to it. Provided that Buyer allows the ANT Team to devote substantially full time to development of the RDF Software, Seller agrees to cause the ANT Team to develop and complete the RDF Software in accordance with the RDF Specifications by the date set forth in the RDF Specifications.

          5.8  Closing Conditions.  Each party agrees to use best efforts
               ------------------
to satisfy the conditions to the other party's obligations at Closing. In this regard, but without limiting the foregoing, Seller agrees to fully cooperate with Buyer and its advisors in their due diligence efforts, including without limitation providing full access to records, employees and facilities.

          5.9  No Shop; Deposit. Until May 31, 1996 (the "Exclusive Period"),
               ----------------
Seller will not, and will not permit its officers, directors, employees, or agents to engage, in negotiations or discussions with or provide any information to any third party concerning the possible acquisition or sale of Seller or its stock, business or assets or any other transaction that would be inconsistent with the transactions contemplated by this Agreement. Buyer has paid Seller a $34,000 deposit toward the Cash Payment. The deposit is non-refundable, except that in the case the transactions contemplated by this Agreement are not completed and more than 50% of Buyer's equity securities or all or substantially all of Buyer's assets are acquired by a third party during calendar 1996, at which time such deposit will be refunded to Buyer in cash within 10 days after the closing of such acquisition.

          5.10  Promotion of Software.  Upon completion of the RDF Software,
                ---------------------
Buyer agrees to use commercially reasonable efforts to promote the development, marketing and sale or license of the Software for a period of at least three years from the date of Closing

                                 ARTICLE VI
                                   CLOSING

       6.1  Time of Closing.  The transactions contemplated by this Agreement
            ---------------
shall be completed at a mutually agreeable time not later than one business day after the day on which the last of the conditions contained in Article VII is fulfilled or waived (the "Time of Closing"), currently anticipated to be approximately May 3, 1996. The Closing shall take place at a time and place which may be agreed upon by Buyer and Seller. The "Closing" shall mean the deliveries to be made by Buyer and Seller at the Time of Closing in accordance with this Agreement.

        6.2 Deliveries by Seller. At the Closing, Seller shall deliver, or
             --------------------
cause to be delivered to Buyer, all duly and properly executed where applicable, the following:

          (a) A good and sufficient Bill of Sale, which shall be in form and substance reasonably satisfactory to Buyer, selling, delivering, transferring and assigning to Buyer all right, title and interest to the Assets, other than the Contracts, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, except as otherwise provided herein.

          (b) Good and sufficient assignments of the Contracts, which shall be in form and substance satisfactory to Buyer and shall include, subject to
Section 1.2 hereof, the written consents of all parties necessary in order to transfer all of Seller's rights thereunder to Buyer.

          (c) All tangible manifestations of the Assets organized in a manner to facilitate understanding.

          (d) An opinion of Freeborn & Peters, counsel to Seller, dated the date of the Closing, in the form attached hereto as Exhibit E ("Seller's Counsel
                                               ---------
Opinion").

          (e) The certificate described in Section 7.1 (h).

          (f) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Buyer's title to all or any part of the Assets.

          (g) The employment and employee invention and non-disclosure agreements contemplated by Section 5.5 hereof, duly executed and delivered by Buyer, Abbott and Sesow, as applicable.

          (h) A certificate from the Secretary of Seller certifying that the transaction has been duly approved by Seller and the officers of Seller are authorized to execute and deliver this Agreement and the related certificates and agreements.

          (i) Certificates of good standing of Seller from the State of Colorado.

       6.3  Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause
            -------------------
to be delivered, to Seller (or, in the case of the Cash Payment, to the Lenders), duly and properly executed where applicable, the following:

          (a) Cash or other good funds or wire transfer for $141,000 in full satisfaction of its obligation to make the Cash Payment.

          (b) An opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Buyer, dated the date of the Closing, in the form attached hereto as Exhibit F ("Buyer's Counsel Opinion").
                   ---------

          (c) Good and sufficient assumption of all Assumed Liabilities.

          (d) A certificate from the Secretary of Buyer certifying that the transaction has been duly approved by Buyer and that the officers of Buyer are authorized to execute and deliver this Agreement and the related certificates and agreements.

          (e) Certificates of good standing of Buyer from the States of California and Delaware.

          (f) The Security Agreement, duly executed and delivered by Buyer.

       6.4  Further Assurances.  At or after the Time of Closing, Seller shall
            ------------------
prepare, execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                 ARTICLE VII
                     CONDITIONS PRECEDENT TO OBLIGATIONS

       7.1  Conditions to Obligations of Buyer.  Each obligation of Buyer to be
            ----------------------------------
performed at or after the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Buyer):

          (a) Representations and Warranties.  Seller's representations and
              ------------------------------
warranties set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing.

          (b) Schedules.  The Schedules referred to in this Agreement to be
              ---------
completed by Seller shall have been completed and provided to Buyer and shall be in form and substance satisfactory to Buyer.

          (c) Performance of Agreement.  All covenants, conditions and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with at or prior to the Time of Closing.

          (d) No Material Adverse Change.  There shall have been no material
              --------------------------
adverse change in the financial condition, business or properties of Seller which materially adversely affects the conduct of the Business as presently being conducted or the condition or business prospects, financial or otherwise, of the Business since March 14, 1996.

          (e) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the federal, stale or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

          (f) Opinion of Counsel. Buyer shall have received the Seller's
               ------------------
Counsel Opinion.

          (g) Certificate of President.  Seller shall have delivered to Buyer a
              ------------------------
certificate executed by its President, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (c)-(e) of this
Section 7.1, have been satisfied.

          (h) Agreements with Abbott and Sesow.  Abbott and Sesow shall have
              --------------------------------
duly executed and delivered the agreements referred to in Section 5.5.

          (i) Approval of Documentation.  The form and substance of all
              -------------------------
certificates, instruments, opinions and other documents delivered or to be delivered to Buyer under this Agreement shall be satisfactory to Buyer and its counsel in all reasonable respects.

          (j) Due Diligence Review.  Buyer shall have completed a due diligence
              --------------------
review of the Business, including the Technology and the Contracts, to its reasonable satisfaction.

       7.2  Conditions to Obligations to Seller. Each obligation of Seller to
            -----------------------------------
be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) Representations and Warranties.  Buyer's representations and
              ------------------------------
warranties set forth in Section 4.1 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing.

          (b)  [Intentionally Left Blank]

          (c) Performance of Agreement.  All covenants, conditions and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by Buyer or Parent shall have been fully performed and complied with at or prior to the Time of Closing.

          (d) Certificates.  Buyer shall have delivered to Seller at the Closing
              ------------
a certificate, dated the date of the Closing, executed by its President, to the effect that the conditions set forth in subsections (a) and (b) of this Section
7.2 have been satisfied.

          (e) Approval of Documentation.  The form and substance of all
              -------------------------
certificates, instruments, opinions and other documents delivered or to be delivered to Seller under this Agreement shall be satisfactory to Seller and its counsel in all reasonable respects.

          (f) Absence of Governmental or Other Objection. There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

          (g) Opinion of Counsel.  Seller shall have received the Buyer's
              ------------------
Counsel Opinion.

                                ARTICLE VIII
                               INDEMNIFICATION

       8.1  Survival of Representations and Warranties.
            ------------------------------------------
          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of either party, all representations, warranties, covenants and agreements of each party in this Agreement shall survive the execution, delivery and performance of this Agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Time of Closing. The obligation of indemnity provided herein with respect to all of Buyer's representations and warranties set forth in Section 4.1, and such representations and warranties shall terminate 18 months after the Closing; provided however, that the representations and warranties set forth in Sections 4.1(a) and (b) and the obligation of indemnity therefor shall survive indefinitely. The obligation of indemnity provided herein with respect to the representations and warranties of Seller set forth in Section 4.2, and such representations and warranties, shall terminate 18 months after the Closing; provided, however, that the representations and warranties set forth in Sections 4.2 (a), (b), (j) and (n) and the obligation of indemnity therefor shall survive indefinitely.

          (b) As used in this Article, any reference to a representation, warranty or covenant contained in any Section of this Agreement shall include the Schedule relating to such Section.

       8.2   Indemnification.
             ---------------
          (a) Buyer hereby agrees to defend, indemnify and hold harmless Seller from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Seller, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement ("Indemnifiable Claims").

          (b) Seller hereby agrees to defend, indemnify and hold harmless Buyer from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, as a result of or arising from any of the following ("Indemnifiable Claims"):

              (i) Any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Seller in this Agreement;

              (ii) Any liability imposed upon Buyer as transferee of the Assets or that arises or is asserted with respect to the Business or the Assets (other than in respect of those liabilities expressly assumed by Buyer pursuant to Section 2.1 hereof) including, without limitation, any liability arising out of obligations to the Seller's employees and any liability in connection with R-Squared, Inc.

          (c) Notwithstanding the foregoing, neither party shall be required to indemnify the other party to the extent that the Indemnifiable Claim is caused by the breach of this Agreement by the party seeking indemnity.

          (d) Notwithstanding the foregoing, neither party shall be required to indemnify the other party until the amount of Damages with respect to all Indemnifiable Claims asserted by the party seeking indemnity exceeds $5,000 in the aggregate.

       8.3  Infringement Claims. In the event an Indemnifiable Claim results
            -------------------
from any alleged infringement by the Software on the intellectual property rights of any third parties, Seller may, at its option and expense: (i) substitute substantially similar non-infringing Software, (ii) modify the Software to render it non-infringing, or (iii) obtain a license for Buyer to continue using the Software. However, Seller's exercise of the foregoing option shall not limit Buyer's rights or remedies with respect to the Indemnifiable Claim.

                                 ARTICLE IX
                                 TERMINATION

       9.1  Termination by any Party.  This Agreement may be terminated and
            ------------------------
canceled at any time prior to the Time of Closing by either Buyer or Seller upon written notice to the other if: (i) any of the representations or warranties of the other party contained herein or in any Schedule attached hereto shall be inaccurate or untrue in any material respect; or (ii) any obligation, term or condition to be performed, kept or observed by such other party, has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement or (iii) if, despite the best efforts of the parties, the Closing does not take place by May 31, 1996.

       9.2  Termination by Buyer.  This Agreement may be terminated and
            --------------------
canceled at any time prior to the Closing by Buyer in the event of a material adverse change in the Business or the Assets since March 14, 1996.

                                  ARTICLE X
                          MISCELLANEOUS PROVISIONS

       10.1  Arbitration.  (a)  The parties agree to use reasonable efforts to
             -----------
resolve any dispute arising out of this Agreement, including considering mediation. Should a dispute involving money damages remain unresolved 15 days after written notice of the dispute from one party to the other party, such dispute shall be finally settled by binding arbitration in San Francisco County or San Mateo County, California, by a single, independent, neutral arbitrator appointed by Judicial Arbitration and Mediation Service ("JAMS") or by such other mediation or arbitration service as shall be mutually agreeable to the parties. The arbitrator shall be appointed within 30 days of written notice of the dispute. The arbitration shall be conducted in accordance with the commercial arbitration rules of JAMS or such other service. Judgment upon the arbitration award shall be final and binding on the parties and may be entered in any court having jurisdiction thereof. Each party will have no more than three days to present its case. Presentations shall be made on dates selected by the arbitrator, which shall be at least ten and no more than 20 days after the appointment of the arbitrator. The arbitrator shall have ten days from the completion of the presentations to render his decision.

          (b) In the event of arbitration instituted between the parties with respect to this Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with the arbitration. The prevailing party will be that party who may be fairly said by the arbitrator to have prevailed on the major disputed issues.

          (c) Notwithstanding the foregoing, nothing in this Section shall preclude either party from seeking an injunction or any other equitable relief with respect to any matter arising out of or related to this Agreement.

       10.2  Notice. All notices and other communications required or
             ------
permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by being deposited, prepaid, certified or registered mail, return receipt requested, in the United Stales mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:       Anthill Incorporated
                    3333 South Bannock, Suite 945
                    Englewood, Colorado  80110-2432
                    Attention:  Hal Abbott

With a copy to:     Michael Sabian, Esq.
                    Freeborn & Peters
                    950 17/th/ Street, Suite 2600
                    Denver, Colorado  80202

If to Buyer:        Qualix Group, Inc.
                    1900 S. Norfolk Street
                    Suite 224
                    San Mateo, CA  94403
                    Attention: Bruce Felt, CFO

with a copy to:     Gunderson Dettmer Stough Villeneuve Franklin &
                       Hachigian, LLP
                    600 Hansen Way, 2/nd/ Floor
                    Palo Alto, CA  94304
                    Attention: Brooks Stough

       10.3  Entire Agreement. This Agreement, the exhibits and schedules
             ----------------
hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

       10.4  Binding Effect; Assignment.  This Agreement and the rights and
             --------------------------
obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Buyer and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties without the prior written consent of the other party.

       10.5  Captions.  The Article and Section headings of this Agreement
             --------
are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

       10.6  Expenses of Transaction; Taxes.  Seller and Buyer shall each
             ------------------------------
pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby. Buyer shall pay all applicable sales, use, transfer and documentary taxes arising out of the purchase and sale of the Assets. The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement, including where practical, but not limited to, the electronic transmission of Technology so as to the limit the application of sales and use taxes.

       10.7  Waiver, Consent. This Agreement may not be changed, amended,
             ---------------
terminated, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be effective unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. No waiver by a party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party.

       10.8  No Third-Party Beneficiaries.  Except as otherwise expressly
             ----------------------------
provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

       10.9  Counterparts.  This Agreement may be executed simultaneously
             ------------
in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

       10.10  Severability. If one or more provisions of this Agreement are
              ------------
held to be unenforceable under applicable law, such provision shall be modified or excluded from this Agreement to the minimum extent necessary so that the balance of the Agreement shall remain in full force and effect and enforceable. The parties also agree to use best efforts to amend the Agreement so that its effect remains as close as possible to the original intent of the parties.

       10.11  Remedies of Buyer.  Seller agree that the Assets are unique and
              -----------------
not otherwise readily available to Buyer. Accordingly, Seller acknowledges that, in addition to an other remedies to which Buyer is entitled, Buyer shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Buyer is not in material default hereunder.

       10.12  Governing Law and Jurisdiction.  This Agreement shall in all
              ------------------------------
respects be construed in accordance with and governed by the laws of the State of California, as applied to contracts entered into and to be performed solely within the state, solely between residents of the state. The parties hereby submit to the non-exclusive jurisdiction of the U.S. District Court for the Northern District of California and the San Mateo County Superior Court and agree that venue shall be proper in such courts.

       10.13  Attorney's Fees.  In the event of any litigation between the
              ---------------
parties concerning or arising out of this Agreement, the prevailing party shall be entitled to recover its attorney's fees and costs from the other party.

       10.14  Termination of Letter of Intent.  The letter of intent dated
              -------------------------------
March 20, 1996 among Buyer, Abbott and Sesow relating to the transactions contemplated is hereby terminated and shall be of no further force and effect.

       10.15  Allocation of Purchase Price. Both parties agree to allocate the
              ----------------------------
Purchase Price for the Assets and Covenant in a manner consistent with the allocation set forth on Schedule 10.15 hereto, and to prepare all financial reports, and file all income tax and other tax returns and information reports, in a manner consistent with such allocation.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

     ANTHILL INCORPORATED                  QUALIX GROUP, INC.


     By ______________________________     By ______________________________


     Title ___________________________     Title ___________________________


ACCEPTED AND AGREED TO:

          For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned agree to take all steps reasonably requested by Buyer to complete the transactions contemplated by the Agreement, including voting all shares of Seller's capital stock in favor of such transactions.


                                              ____________________________
                                              Harold Abbott


                                              ____________________________
                                              Timothy Sesow

                                SCHEDULE 1.1 (b)
                                ----------------
                             GOVERNMENT FRANCHISES
                             ---------------------

    1. Anthill, Incorporated has no government franchises, licenses, permits, consents or certificates which are transferable.

                                SCHEDULE 1.1 (c)
                                ----------------
                                   TECHNOLOGY
                                   ----------

1.  The Software.
1. Seller has no patents or trademarks issued or patent or trademark applications pending.

                                SCHEDULE 1.1 (D)
                                ----------------
                                   CONTRACTS
                                   ---------


1. Software License and Development Agreement with Reynolds and Reynolds dated December 14, 1994.
2.   Martin Marietta Communications Systems letter proposal dated April 5, 1995.
3.   Royalty payment letter with 1Mage Software dated December 5, 1994.
4.   Maintenance/service order from Unisys dated January 3, 1996.
5.   Maintenance/service purchase order from EarthWatch, dated January 29, 1996.
6.   Office Lease with Situs Investors, LLC, dated June 1, 1995.
7.   Reseller Agreement with Gymdata Software GmbH.
8.   Reseller Agreement with Lighthouse Technologies, Inc.
9.   Reseller Agreement with Performance Group, LLC.
10.  Reseller Agreement with CEMAX-ICON, Inc.
11.  Reseller Agreement with AERA, Inc.
12.  Reseller Agreement with Daystrom Technologies, Inc.
13.  Reseller Agreement with Martin Marietta, Communications Systems.

                                  SCHEDULE 4.2
                                  ------------
                              SELLER'S EXCEPTIONS
                              -------------------

   1.  Anthill, Incorporated takes exception to none of the representations in
                                  Section 4.2.

                              SCHEDULE 4.2(j), (i)
                              --------------------
                              OUTSTANDING OPTIONS
                              -------------------


1. Anthill, Incorporated has no outstanding options, licenses, or agreements of any kind relating to its Technology other than those which may be listed below.

2. Anthill, Incorporated is obligated to a royalty payment from sales, or an option to purchase METIOR Software Product to R-Squared, Incorporated. This agreement has been disclosed to Qualix Group, Inc. as part of its due diligence, and is the subject of a separate Letter Agreement between Anthill Inc. and Qualix Group, Inc.

                                SCHEDULE 4.2(l)
                                ---------------
                                OTHER AGREEMENTS
                                ----------------


1. Anthill, Incorporated has numerous RESELLER AGREEMENTS which are binding on Seller. These agreements set terms and conditions, including price and territory, for reselling Anthill's software products. Term for these agreements is until terminated, which can be accomplished in 30 days for cause or 180 days without cause.

                                SCHEDULE 4.2(q)
                                ---------------
                               CONSENTS REQUIRED
                               -----------------

1. Software License and Development Agreement with Reynolds and Reynolds dated December 14, 1994.

2.  Office Lease with Situs Investors, LLC, dated June 1, 1995.

                                 SCHEDULE 10.15
                                 --------------
                           PURCHASE PRICE ALLOCATION
                           -------------------------


          Equipment             $  3,678

          METIOR Software         10,000

          Work In Process        661,322
                                --------

          Total:                $675,000
                                ========